Exhibit 99.1

Tenet Healthcare Announces Executive Changes

Gary K. Ruff Named Senior Vice President, Physician Resources;

Audrey Andrews Named General Counsel

Dallas  —  January 29, 2013 — Tenet Healthcare Corporation (NYSE: THC) today announced that Gary K. Ruff, currently Tenet’s senior vice president and general counsel, has been named senior vice president, physician resources.  In this new position, Ruff will oversee the operations of Tenet’s network of physician practices and other physician relationship strategies.

Also today, Tenet announced that Audrey Andrews, currently Tenet’s senior vice president and chief compliance officer, has been named senior vice president and general counsel.  Andrews successfully managed the company’s completion of its obligations under the Corporate Integrity Agreement, which ended in September 2011.  She has an extensive legal background in healthcare and a strong record of effective leadership at Tenet.  Vanessa Benavides, who currently serves as Tenet’s corporate compliance officer, will succeed Andrews as vice president and chief compliance officer reporting directly to the quality, compliance and ethics committee of Tenet’s board of directors.

“Gary is a seasoned executive who has played an integral role in the development and implementation of our operational strategy for many years.  His deep knowledge of our hospitals, markets and physician arrangements make him an ideal candidate to lead this critical organization,” said Trevor Fetter, Tenet’s president and chief executive officer. “Additionally, Audrey is an experienced attorney with extensive experience in diverse areas of healthcare and corporate law.  Her strong relationships with our excellent team of internal and external attorneys, resulting from her previous service in the law department and from her work as chief compliance officer, will provide a seamless transition to her new position as general counsel.”

In his new role, Ruff, 53, will work to finalize the structure and strategic initiatives for the physician resources organization moving forward.  He will report to Britt Reynolds, president of hospital operations.  Ruff joined Tenet in 1992 as a hospital operations counsel supporting the company’s Gulf States Region and Tenet Physician Services, was promoted to vice president and assistant general counsel in 2004, and was named senior vice president and general counsel in 2008.  Before joining Tenet, Ruff was a tax manager for Deloitte & Touche LLP where he specialized in corporate reorganizations and individual tax planning.

Andrews, 46, first joined Tenet as a hospital operations counsel in 1998.  She led the regulatory group within the law department, with responsibility for Medicare reimbursement, quality of care and other regulatory issues, until her promotion to chief compliance officer in 2006.  She currently serves on the board of directors of the Federation of American Hospitals and as the vice chair of that organization’s Legal and Operational Policy Committee.  Andrews is a member of the Health Care Compliance Association, the American and Texas Bar Associations and the American Health Lawyers Association.  Andrews holds a Bachelor of Arts degree in government and a Doctor of Jurisprudence, both from the University of Texas at Austin.

Benavides, 37, joined Tenet in 2005 as associate counsel in the regulatory group of the law department.  She was promoted to senior counsel in 2008 and corporate compliance officer in 2010.   The Dallas Business Journal recognized Benavides as one of its “40 Under 40” in 2012.

“The versatility of these executives in taking on new and different positions is an example of our deep bench of diverse and talented management—a critical element in driving greater integration and coordination across our entire business,” added Fetter.

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 49 hospitals, over 100 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers serving more than 500 hospital and health care entities nationwide. Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

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Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

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